UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CATCHMARK TIMBER TRUST, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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PROXY STATEMENT
AND
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, JUNE 26, 2018 At 10:00 A.M., EASTERN TIME WESTIN ATLANTA PERIMETER NORTH 7 CONCOURSE PARKWAY N.E. ATLANTA, GA

5 Concourse Parkway, Suite 2325
Atlanta, Georgia 30328
April 20, 2018

Dear Stockholder:

You are invited to attend our Annual Meeting of Stockholders at 10:00 a.m., local time, on Tuesday, June 26, 2018, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia.

We have elected to deliver our proxy materials to the majority of our stockholders using the “notice-and-access” method permitted by Securities and Exchange Commission rules. Under notice-and-access, instead of a paper copy of the proxy materials, we are sending those stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to:

•	electronically access our proxy statement for our 2018 Annual Meeting of Stockholders, our 2017 Annual Report to Stockholders and a form of proxy; and

•	vote via the Internet, by telephone or by mail.

Electronic delivery of our proxy materials will allow us to provide stockholders with the information they need, while at the same time lowering the cost of delivery for the company. We are mailing paper copies of the proxy materials to stockholders who have requested to receive them in paper form.

It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly voting online, by phone or by mail (if you received a paper copy of the proxy materials). We look forward to receiving your vote and seeing you at the meeting.

Sincerely,

/s/ Willis J. Potts, Jr.
Chairman of the Board

/s/ Jerry Barag
Chief Executive Officer and President

5 Concourse Parkway, Suite 2325
Atlanta, Georgia 30328

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 26, 2018

To the Stockholders of CatchMark Timber Trust, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. will be held at the Westin Atlanta Perimeter North, 7 Concourse Parkway N.E., Atlanta, Georgia on Tuesday, June 26, 2018 at 10:00 a.m., local time, for the purpose of:

1.    Considering and voting upon a proposal to elect the seven directors named in this proxy statement to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify;

2.    Considering and voting upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3.    Ratifying the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2018; and

4.    Transacting any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has selected the close of business on April 9, 2018 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Whether you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

/s/ Brian M. Davis
Senior Vice President, Chief Financial Officer and Assistant Secretary
Atlanta, Georgia April 20, 2018

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 26, 2018:

The Notice of Annual Meeting, Proxy Statement, form of proxy card, and 2017 Annual Report to Stockholders are available at www.catchmark.com/proxy

5 Concourse Parkway, Suite 2325
Atlanta, Georgia 30328

April 20, 2018

PROXY STATEMENT

The board of directors of CatchMark Timber Trust, Inc. is furnishing you this proxy statement to provide relevant information to you in connection with the board’s solicitation of proxies to be voted at the 2018 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. The annual meeting will be held at the Westin Atlanta Perimeter North, 7 Concourse Parkway N.E., Atlanta, Georgia on June 26, 2018, at 10:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the annual meeting.

This notice and the accompanying proxy statement and proxy card are first being made available or mailed to you on or about April 25, 2018.

In this proxy statement, we may refer to CatchMark Timber Trust, Inc. as “we,” “us,” “our,” the “Company” or “CatchMark.”

i

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting.

Information About the 2018 Annual Meeting of Stockholders

Meeting Date:	June 26, 2018
Record Date:	April 9, 2018
Meeting Time:	10:00 a.m., local time
Meeting Place:	Westin Atlanta Perimeter North
7 Concourse Parkway NE
Atlanta, Georgia 30328
Voting:
Anyone who owned shares of our common stock at the close of business on April 9, 2018 is entitled to vote at the annual meeting. Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

Admission:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date or if you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You also should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Advance Voting Methods

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the annual meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). For further instructions on voting by proxy, see the proxy card accompanying this proxy statement.

Meeting Agenda and Voting Recommendations

Items of Business	Board Recommendation	Page Number
Election of the seven directors named as nominees in the proxy statement	FOR	10
Approval, on an advisory basis, of the compensation of our named executive officers	FOR	35
Ratification of the appointment of our independent auditors	FOR	40

In addition to the above matters, we will transact any other business that is properly brought before the annual meeting or any adjournment or postponement thereof.

Director Nominees

We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes cast. See “Board of Directors and Corporate Governance” beginning on page 10 for more information regarding our directors and our process for nominating directors.

Name	Age	Director Since	Primary Occupation	Independent	AC	CC	FC	NC
Jerry Barag	59	2013	CEO and President, CatchMark Timber Trust, Inc.				✓
Paul S. Fisher	62	2016	Retired President and CEO, CenterPoint Properties Trust	✓		✓	C	✓
Mary E. McBride	62	2018	Retired President, CoBank, ACB	✓		✓	✓	✓
Donald S. Moss	82	2006	Retired Group Vice President, Avon Products, Inc.	✓	✓	C
Willis J. Potts, Jr.	71	2006	Retired Vice President and General Manager, Temple-Inland, Inc.	✓	✓		✓
Douglas D. Rubenstein	55	2013	Executive Vice President, Chief Operating Officer and Director of Capital Markets, Benjamin F. Edwards & Company	✓	✓		✓	C
Henry G. Zigtema	66	2012	Retired Partner, Ernst & Young LLP	✓	C, FE	✓
AC = Audit Committee CC = Compensation Committee FC = Finance and Investment Committee NC =Nominating and Corporate Governance Committee C = Committee Chair FE = Financial Expert

2017 Key Accomplishments

Our key accomplishments for 2017 include the following:

•
Acquired interests in more than 30,600 acres of prime timberlands for $61.6 million, exclusive of closing costs. As of December 31, 2017, we held interests in more than 520,800 acres of prime timberlands in the U.S. South.

•	Increased our merchantable timber to 21.2 million tons as of December 31, 2017, a 4% increase from year-end 2016.

•	Increased total harvest volumes by 6% to 2.4 million tons.

•	Increased timber sales revenue to $71.4 million, a 10% increase over 2016.

•	Increased total revenues to $91.3 million, a 12% increase over 2016.

•	Increased Adjusted EBITDA* by 14% to $42.0 million, compared to $36.8 million for full-year 2016.

•
Successfully launched our joint venture strategy with the creation of Dawsonville Bluffs, our first joint venture with an institutional partner that acquired 11,000 acres of high-quality commercial timberlands located in north Georgia.

•	Generated $1.1 million of income from the unconsolidated Dawsonville Bluffs joint venture with the Missouri Department of Transportation & Patrol Retirement System.

•	Increased our annual dividend to $0.54 per common share, an increase of 2% compared to 2016.

•	Returned $21.3 million to stockholders through dividends fully funded out of Cash Available for Distribution** with a pay-out ratio of 88%.

•	Opportunistically repurchased $1.0 million of our common shares at attractive historical prices.

•
Refinanced our credit facilities, which increased total borrowing capacity by $138 million, reduced the weighted-average life of our debt from five years to nearly nine years, lowered interest rate spreads, reduced borrowing costs and doubled our capacity for future joint venture acquisitions.

•	Completed a successful public equity offering raising $56.8 million in gross proceeds used to fund the direct acquisition of high-quality industrial timberland.

•	Continued to be SFI-certified under a program that meets the requirements of the SFIS 2015-2019 Forest Management Edition.

________
* See footnote * in “Compensation Discussion and Analysis - Executive Compensation - 2017 Company Performance Highlights” on page 18 for information about where you can find the definition of and information regarding why we present Adjusted EBITDA and a reconciliation of this non-GAAP financial measure to net loss.

** See “Compensation Discussion and Analysis - Executive Summary - Highlights” on pages 16-18 for the definition of and information regarding why we present Cash Available for Distribution (“CAD”) and for a reconciliation of this non-GAAP financial measure to cash provided by operating activities.

Corporate Governance Highlights

Our corporate governance policies promote the long-term interests of stockholders, accountability and trust in the company. Below is a summary of some of the highlights of our corporate governance framework.

✓	Annual election of all directors	✓	Risk oversight by the board and committees
✓	Majority voting	✓	Annual board and committee self-assessments
✓	Six of seven directors are independent	✓	No supermajority voting
✓	Separate independent Chairman and CEO	✓	No stockholder rights plan
✓	Anti-hedging and anti-pledging policy	✓	Stockholders' right to amend bylaws
✓	Executive officer stock ownership guidelines	✓	Director continuing education policy
✓	Independent director stock ownership guidelines	✓	All directors attended at least 75% of 2017 meetings
✓	Regular executive sessions of independent directors	✓	Stockholder engagement
✓	Related person transactions policy	✓	Annual say-on-pay advisory votes

Executive Compensation Highlights

•
Our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders. We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of our executives’ pay to our performance.

•	At our 2017 annual meeting of stockholders, we received approximately 95% support for our executive compensation program.

•	Our compensation program is comprised of three primary elements: base salary, annual cash incentive awards and long-term equity incentive awards.

•
A significant portion of our named executive officers’ 2017 target total direct compensation was “at-risk,” which the Compensation Committee believes aligns our executive officers’ interests with the interests of our stockholders and encourages longer-term value creation for our stockholders.

•
The majority of each named executive officer’s (“NEO”) 2017 annual cash incentive bonus opportunity (80%) was based on the Company’s achievement of Adjusted EBITDA. The remaining portion was based on the Compensation Committee’ subjective assessment of each NEO’s individual performance.

•
In 2017, the Compensation Committee granted one-time outperformance TSR awards, pursuant to which Messrs. Barag and Davis may earn shares of our common stock based on our total return to stockholders for the three-year period beginning April 1, 2017 and ending March 31, 2020.  Holders of outperformance TSR awards will be entitled to share in a performance pool having a value equal to 5% of the amount, if any, by which our total return to stockholders during the three-year period exceeds a compounded annual total return to stockholders of 7.5%, subject to a maximum of $5 million.

CORPORATE GOVERNANCE

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. Our board of directors is also responsible for monitoring our operating results, financial condition and our significant risks.

Our board of directors employs practices that foster effective board oversight, including regular reviews of our major governance documents, policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices. The following sections provide an overview of our corporate governance structure and processes, including key aspects of our board operations.

Selecting Director Nominees and Board Refreshment

Our board of directors is responsible for selecting its nominees and recommending them for election by the stockholders. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee annually develops a slate of director nominees who are then recommended to and voted on by our full board of directors. Nominees are then proposed by the board to the stockholders for election. All director nominees stand for election by our stockholders annually.

In developing a slate of nominees, the Nominating Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of board members in the context of the then‑current membership of our board. This assessment includes, in the context of the perceived needs of our board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry or accounting or financial management expertise. Our board of directors and the Nominating Committee seek a diverse board of directors whose members collectively possess these skills and experiences. Although our board of directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees, the board places high importance on diversity, particularly gender diversity at this time. In February 2018, the board, on the recommendation of the Nominating Committee, elected Mary E. McBride as a director. The Nominating Committee and the board continue to actively seek to develop a board that is more gender-diverse.

Other factors considered by the Nominating Committee in developing a slate of nominees include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors will be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a large public company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

To identify potential director nominees, the Nominating Committee solicits candidate recommendations from its own members and our management. The Nominating Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Nominating Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by contacting our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328; by email at info@catchmark.com; by telephone at 855‑858‑9794 (Atlanta area: 404‑445‑8480); or by facsimile at 855‑865‑8223.

Director Independence

Six of the seven members of our board of directors and all of the members of the Audit Committee, the Compensation Committee and the Nominating Committee are “independent” as defined by the New York Stock Exchange (“NYSE”), and a majority of the members of the Finance Committee meet the NYSE’s definition of independence. The NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). From time to time we may have ordinary course of business relationships with companies with which our directors are associated. Our board of directors considers such transactions in connection with its director independence determinations. Our board of directors has determined that each of Paul S. Fisher, Mary E. McBride, Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema qualifies as an independent director under the listing standards of the NYSE. Jerry Barag is our Chief Executive Officer and President, and the board does not consider him to be an independent director. Similarly, the board did not consider John F. Rasor, our Chief Operating Officer and Secretary who also served as a director from December 2013 until December 2017, to be an independent director.

In addition to the independence requirements discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the Securities and Exchange Commission (the “SEC”) and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation and they may not be affiliated with us or any of our subsidiaries. Our board has determined that all of the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, our board also considers all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to such director and (2) whether the director is affiliated with us, our subsidiaries or our affiliates. Our board has determined that all of the members of the Compensation Committee satisfy this additional independence requirement.

Meetings of Independent Directors

To promote the independence of our board of directors and appropriate oversight of management, our independent directors meet in executive sessions at which only independent directors are present. During these sessions, Mr. Potts, independent director and Chairman of the Board, presides. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our board of directors but may be called at any time by our independent directors. In 2017, our independent directors met six times in executive session without management present following meetings of the full board. Our board of directors may modify this structure if it determines that a different structure is in the best interest of our stockholders.

Board Leadership Structure

Our board of directors is led by Willis J. Potts, Jr., as Chairman of the Board, who is an independent director. We currently separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for our strategic direction, day‑to‑day leadership and performance while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for and presides over meetings of our board of directors. In addition, we believe that the separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation of these leadership roles also allows the Chairman of the Board to strengthen our board’s independent oversight of our performance and governance standards.

Another key component of our board’s leadership structure is the role of its committees. Our board of directors has delegated certain oversight functions to its four standing committees-the Audit Committee, the Compensation

Committee, the Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors, and the Finance and Investment Committee (the “Finance Committee”), of which a majority of the members are independent directors. These committees regularly report back to our board of directors with specific findings and recommendations in their areas of oversight and also consult and work with the Chief Executive Officer and other members of management. Further information about these four committees is provided in “Your Board of Directors—Board Committees.”

We believe that our board’s leadership structure, policies, and practices, when combined with our other governance policies and procedures, function very well in strengthening board leadership, fostering cohesive decision making at the board level, solidifying director collegiality, improving problem solving and enhancing strategy formulation and implementation.

Board and Committees Self‑Evaluation

Our board of directors and each standing board committee conducts a self‑evaluation annually to evaluate the effectiveness of our board of directors and each of its standing committees, focusing on the contribution of our board of directors as a whole and areas in which our board of directors or management believes a better contribution is possible. Pursuant to the Corporate Governance Guidelines and the charters of each of the standing board committees, the Nominating Committee oversees the self‑evaluation process. The Nominating Committee reports the results of the self‑assessments to our board of directors, and the Chairman of the Board and chairpersons of each committee coordinate any necessary follow‑up actions.

Corporate Governance Guidelines

Upon the recommendation of the Nominating Committee, our board of directors adopted our Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which establish a common set of expectations to assist our board of directors in performing its responsibilities. The Corporate Governance Guidelines, a copy of which is available on our website, www.catchmark.com, addresses a number of topics, including, among other things, board membership criteria, selection of directors, size of the board, independence requirements, term limits, director compensation, director responsibilities and continuing education requirements, succession planning, self‑evaluations and director access to management and independent advisors.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in the Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics is published and can be viewed on our website, www.catchmark.com. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to or waiver of the Code of Ethics.

Related Person Transactions Policy

Our board of directors recognizes that transactions and relationships between the Company and persons related to the Company can present a heightened risk of actual or potential conflicts of interest and may create the appearance that Company decisions are based on considerations other than those in the best interest of the Company and its stockholders. As a result, the board of directors has adopted a related person transactions policy which provides that all related person transactions are subject to Audit Committee approval or ratification.

A “related person transaction” is any transaction or series of transactions in which:

•	the Company or any of its subsidiaries is a participant;

•
any “related person” (an executive officer, director, beneficial owner of more than 5% of the Company’s common stock, or immediate family member or business affiliate of any of the foregoing) has or will have a direct or indirect material interest; and

•	the aggregate amount involved since the beginning of the Company’s last completed fiscal year exceeds or may reasonably be expected to exceed $120,000.

At least annually, each director and executive officer completes a detailed questionnaire that discloses any related person transactions. We also review the Company’s financial systems to identify any related person transactions.
In determining whether to approve or ratify a related person transaction, the Audit Committee considers all relevant facts and circumstances, including the benefits to the Company, the potential effects on a director’s independence, the availability of other sources for the product or service, the terms of the transaction and the terms related to unrelated parties generally. The Audit Committee may approve a related person transaction that it determines to be not inconsistent with the best interests of the Company and its stockholders. The Company did not engage in any related person transactions during 2017.

Independent Director Compensation Program

Our independent directors are compensated pursuant to our Amended and Restated Independent Director Compensation Plan, the terms of which are described below.

Cash Compensation. Each of our independent directors (other than a member of the Audit Committee) receives an annual cash retainer of $50,000, and each of our independent directors who is a member of the Audit Committee receives an annual cash retainer of $56,000. In addition, the chair of the Audit Committee receives a supplemental cash retainer of $12,500, and the chairs of the Compensation Committee, Nominating Committee and Finance Committee receive a supplemental cash retainer of $10,000. The non‑executive Chairman of the Board receives a supplemental cash retainer of $30,000. A director may choose to receive his or her cash retainers in shares of our common stock.

Equity Compensation. Each of our independent directors receives, on the first business day immediately prior to the date on which we hold our annual stockholders meeting, a number of shares of our common stock having a value of $50,000 on the grant date. The number of shares granted to each independent director will be determined by dividing $50,000 by the fair market value per share of our common stock on the grant date. The shares are fully-vested and non-forfeitable upon the respective grant date.

The following table provides information about the compensation earned by our independent directors during 2017:

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (3) ($)	Total ($)
Paul S. Fisher	$60,000		$49,997	$109,997
Donald S. Moss	$66,000		$49,997	$115,997
Willis J. Potts, Jr.	$86,304	(2)	$49,997	$136,001
Douglas D. Rubenstein	$66,000		$49,997	$115,997
Henry G. Zigtema	$68,500		$49,997	$118,497

(1)
Includes base retainer and supplemental retainer, which are payable quarterly in advance. During 2017, each independent director received four quarterly retainer payments, for three quarters in 2017 and the first quarter in 2018.

(2)
Mr. Potts elected to receive his supplemental cash retainers in the form of shares of our common stock. The number of shares granted each quarter was determined by dividing one-quarter of Mr. Potts’ annual supplemental retainers by the closing price of our common stock on each respective payment date, rounded to the nearest whole share. We issued 2,604 shares of common stock to Mr. Potts during 2017 as payment of the cash supplemental retainer, with a total value of $30,304, the variance from $30,000 due to rounding to the nearest whole share. These shares vested immediately upon issuance.

(3)
Reflects the grant date fair value of shares of our common stock granted pursuant to our Amended and Restated Independent Director Compensation Plan determined in accordance with U.S. generally accepted accounting principles. On June 22, 2017, each independent director received 4,378 shares of our common stock, which were fully vested and non-forfeitable as of the date of grant, based on the per share closing price of $11.42 of our common stock on June 22, 2017, with the variance from $50,000 due to rounding to the nearest whole share.

As of December 31, 2017, our directors held the following unvested stock awards (in the form of restricted stock) and option awards:

Name	Stock Awards(#)	Option Awards (#)
Paul S. Fisher	—	—
Donald S. Moss	839	419
Willis J. Potts, Jr.	839	419
Douglas D. Rubenstein	839	—
Henry G. Zigtema	839	—

Stock Ownership Guidelines for Independent Directors

The board of directors has adopted stock ownership guidelines for our independent directors that require that each independent director own shares of our common stock having a value of four times his or her annual cash retainer. Each director must meet the stock ownership guidelines by the later of October 25, 2018, or the fifth anniversary of his or her election to the board. Until the ownership guidelines are met, or at any time the director is not in compliance with the guidelines, he or she must retain 100% of any shares received from our company for service on the board, with an exception for shares sold for the limited purposes of paying the exercise price, in the case of stock options, or satisfying any applicable tax liability related to the award. Four of our six independent directors have achieved their respective stock ownership guideline, and each of our independent directors who has not achieved his or her stock ownership guideline is making continued strides toward doing so.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our directors, officers and other employees from (i) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, and (ii) engaging in hedging transactions in the Company’s securities.

Communications with Our Board of Directors

We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of the Audit Committee in care of our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of the Nominating Committee in care of our Secretary at our headquarters at the above address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary at our headquarters at the above address.

Interested parties may contact the independent directors by directing any inquiries to the independent directors at our headquarters at the above address; by email at info@catchmark.com; by telephone at 855‑858‑9794 (Atlanta area: 404‑445‑8480); or by facsimile at 855‑865‑8223.

Stockholders also may communicate concerns with our directors at the annual meeting.

YOUR BOARD OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, based on the recommendation of the Nominating Committee, has nominated the seven persons named below for election as directors at the annual meeting. If elected, the nominees will serve as directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualify.

Each of the nominees is a current member of our board of directors and, except for Mary E. McBride, was elected by the stockholders at our last annual meeting. If any director nominee becomes unable or unwilling to stand for re‑election, our board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted director nominee.

Director Nominees

Name	Age	Position(s)	Term of Office
Willis J. Potts, Jr.	71	Chairman of the Board	Since 2006
Paul S. Fisher	62	Independent Director	Since 2016
Mary E. McBride	62	Independent Director	Since 2018
Donald S. Moss	82	Independent Director	Since 2006
Douglas D. Rubenstein	55	Independent Director	Since 2013
Henry G. Zigtema	66	Independent Director	Since 2012
Jerry Barag	59	Chief Executive Officer, President and Director	Since 2013

Willis J. Potts, Jr. has served as our Chairman of the Board since November 2013 and as one of our independent directors since 2006. From 1999 until his retirement in 2004, Mr. Potts served as Vice President and General Manager of Temple‑Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations and governmental affairs. From 1994 to 1999, Mr. Potts was Senior Vice President of Union Camp Corporation, where he was responsible for all activities of an international business unit with revenues of approximately $1 billion per year, including supervision of acquisitions and dispositions of timber and timberland, controllership functions and manufacturing. From 2004 to 2007, Mr. Potts served as the chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (TAPPI), the largest technical association serving the pulp, paper and converting industry. From 2006 to 2012, Mr. Potts served on the Board of Regents of The University System of Georgia. Mr. Potts received a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology. He also completed The Executive Program at the University of Virginia.

Our board of directors has determined that Mr. Potts’ extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, enable Mr. Potts to effectively carry out his duties and responsibilities as a director.

Paul S. Fisher has served as one of our independent directors since January 2016. Mr. Fisher was the President and Chief Executive Officer of CenterPoint Properties Trust (“CenterPoint”), a developer, investor and manager of supply chain industrial assets and related transportation infrastructure, from 2011 to 2013. Mr. Fisher co‑founded CenterPoint in 1993 and served as General Counsel and Chief Financial Officer before being appointed President in 2004. CenterPoint was a publicly traded REIT from 1993 to 2006, when it was privatized by a joint venture of the California Employees Retirement System and LaSalle Investment Management, Inc. Mr. Fisher continues to serve as Vice Chair of CenterPoint. Before joining CenterPoint, Mr. Fisher was a Vice President of Finance and Acquisitions at Miglin‑Beitler Inc., a Chicago-based office developer. Prior to that, Mr. Fisher served as Vice President of Corporate Finance at The First National Bank of Chicago and as a Vice President of Partnership Finance at VMS Realty, a Chicago‑based real estate syndication company. Mr. Fisher has served on the U.S. Department of Commerce Advisory Council on Supply Chain Competitiveness and other industry councils. He serves as Chair of the Advisory Board for the Baumhart Center for Social Enterprise and Responsibility at Loyola University. Mr. Fisher received a

Bachelor of Arts in Economics from The University of Notre Dame and a Doctor of Law from The University of Chicago School of Law.

Our board of directors has determined that Mr. Fisher’s extensive experience in real estate investment and management, particularly his experience serving as president of, and otherwise managing, a major publicly-traded REIT, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.

Mary E. McBride, 62, was President of CoBank, ACB (“CoBank”), a cooperative bank and member of the Farm Credit System serving vital industries across rural America, from 2013 to 2016. Ms. McBride joined CoBank in 1993 and served as Vice President, Loan Policy & Syndications; Senior Vice President and Manager, Corporate Finance Division; Senior Vice President and Manager, Operations Division; Executive Vice President, Communications and Energy Banking Group; and Chief Operating Officer before being appointed Chief Banking Officer in 2010. Before joining CoBank, Ms. McBride was Senior Vice President and Manager, Commercial Lending at First Interstate Bank of Denver, N.A., and prior to that served as Assistant Vice President, Energy & Utilities at First National Bank of Boston. Ms. McBride served on the Biomass Technical Advisory and Research Committee of the U.S. Departments of Energy and Agriculture from 2006 to 2012. She also serves as Chair of Mile High United Way. Ms. McBride received a Bachelor of Arts in Political Science from Wellesley College, a Master of Science in European Studies from the London School of Economics and a Master of Science in Applied Economics and International Management and Finance from the Sloan School of Management at the Massachusetts Institute of Technology.

Our board of directors has determined that Ms. McBride’s extensive experience in commercial banking, particularly in the timber industry, enable Ms. McBride to effectively carry out her duties and responsibilities as a director.

Donald S. Moss has served as one of our independent directors since 2006. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations - Worldwide from 1976 to 1979, Group Vice President of Sales - Worldwide from 1979 to 1980, Senior Vice President - International from 1980 to 1983 and Group Vice President - Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a former director of the Girls Clubs of America. Mr. Moss attended the University of Illinois.

Our board of directors has determined that Mr. Moss’s experience serving as a director for other organizations, including a publicly traded REIT, provides him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as a director.

Douglas D. Rubenstein has served as one of our independent directors since December 2013. Mr. Rubenstein has served as Executive Vice President, Chief Operating Officer and Director of Capital Markets for Benjamin F. Edwards & Company, Inc., a private, full‑service broker‑dealer, since August 2016, having served as its Senior Vice President and Director of Capital Markets and Business Strategy since June 2012. From 2007 to June 2012, he held various positions in the Real Estate Investment Banking Group of Stifel, Nicolaus & Company, Inc., including Managing Director from 2007 to August 2008, Co‑Group Head from August 2008 to December 2008 and Managing Director and Group Head from January 2009 to June 2012. From 1985 to 2007, he served in a variety of roles in the Capital Markets Division of A.G. Edwards & Sons, Inc., a U.S.‑based financial services company that was acquired by Wachovia Corporation (now Wells Fargo & Company) in 2007, and was promoted from Analyst ultimately to Managing Director and Real Estate Group Coordinator. Mr. Rubenstein served as a trustee at Whitfield School and previously served as a director and Chairman of the Board of Life Skills, a non‑profit organization, for 16 years. He holds Series 7 (grandfathered into Series 79), 24, 55 and 63 licenses and was formerly a member of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Rubenstein received a Bachelor of Arts in Economics from Lake Forest College and a Master of Business Administration from the John M. Olin School of Business at Washington University.

Our board of directors has determined that Mr. Rubenstein’s extensive experience in the real estate industry and, specifically, raising capital for real estate companies, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.

Henry G. Zigtema has served as one of our independent directors since September 2012. Prior to his retirement in 2006, Mr. Zigtema spent 28 years with Ernst & Young LLP (“Ernst & Young”) and its predecessor firm, Arthur Young and Company. From 2001 to 2006, Mr. Zigtema was the Southeast Area Tax Managing Partner for Ernst & Young’s Real Estate Practice. During his career, Mr. Zigtema served in several key positions, including Area Director of Tax, Plains State Area Industry Leader for Telecommunications, Oil and Gas, and Real Estate as well as a National Office Partner for Strategic Business Services. Mr. Zigtema served as the tax engagement partner or client service partner for a wide variety of clients, including multinational companies such as Sprint, Zion’s Bank, US Bank, Piedmont Office Realty Trust, Inc., Columbia Property Trust, Inc., various publicly traded REITs in the retail, office, apartment and mortgage spaces, as well as a number of private clients. Past board of director involvement includes Maur Hill Prep School, Kapaun Mt. Carmell High School, St. Thomas Aquinas School, Wichita State Accounting Conference Committee, Sedgewick County Zoo and Ronald McDonald House. Mr. Zigtema is currently the chair of the Finance Committee for the Robert W. Woodruff Library. Mr. Zigtema has been an adjunct professor of accounting at Oglethorpe University (“Oglethorpe”) and currently serves on the President’s Advisory Board at Oglethorpe. Mr. Zigtema has contributed to various Ernst & Young publications and was a member of NAREIT. Mr. Zigtema received a Bachelor of Arts in mathematics from Texas Christian University and a Juris Doctorate from Southern Methodist University. He also completed non‑degree accounting classes at the University of Texas at Dallas. Mr. Zigtema is a Certified Public Accountant with permits to practice in Georgia, Kansas and Texas and is an inactive member of the Texas Bar.

Our board of directors has determined that Mr. Zigtema’s extensive accounting and tax background and experience serving as a director for other organizations enable Mr. Zigtema to effectively carry out his duties and responsibilities as a director.

Jerry Barag has served as our Chief Executive Officer and President since our transition to self-management in October 2013 and became a director in December 2013. Mr. Barag served as a consultant to us from August 2013 to his appointment as our Chief Executive Officer and President. Mr. Barag brings over 30 years of real estate, timberland and investment experience, including expertise in acquisitions, divestitures, asset management, property management and financing. From September 2011 to our transition to self‑management, Mr. Barag served as a Principal of TimberStar Advisors, an Atlanta‑based timberland investment consulting firm, where he specialized in acquiring and managing timberlands in the United States. From 2004 to September 2011, he served as Managing Director of TimberStar Operating Partnership, a timberland investment joint venture among himself, our Chief Operating Officer and Secretary John F. Rasor, iStar Financial, Inc. and other institutional investors. While at TimberStar, he oversaw the acquisition of over $1.4 billion of timberlands in Arkansas, Louisiana, Maine and Texas. From 2003 to 2004, he served as Chief Investment Officer of TimberVest, LLC (“TimberVest”), an investment manager specializing in timberland investment planning. Prior to joining TimberVest, Mr. Barag served as Chief Investment Officer and Chairman of the Investment Committees for Lend Lease, a subsidiary of Lend Lease Corp., a construction, development and real estate investment management advisory company traded on the Australian Securities Exchange. Mr. Barag received his Bachelor of Science from The University of Pennsylvania, Wharton School.

Our board of directors has determined that Mr. Barag’s extensive experience acquiring and managing timberlands and commercial real estate enable him to effectively carry out his duties and responsibilities as a director.

Vote Required

Under our bylaws, the affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of each nominee as a director. Abstentions and broker non‑votes do not count as votes cast for this proposal and therefore will not have any effect on the election of the directors. As required by our Corporate Governance Guidelines, any nominee for whom more votes are cast against than are cast for must offer to resign from the board.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all of the nominees listed above for re‑election as directors.

BOARD COMMITTEES

Our board of directors has established the following standing committees: the Audit Committee, the Nominating Committee, the Compensation Committee and the Finance Committee. Information regarding each of the committees is discussed below.

Audit Committee

The Audit Committee’s primary function is to assist our board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, including overseeing our legal compliance and ethics program, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, oversight and termination of our independent auditors. The Audit Committee is also responsible for preparing the report that appears on page 35 of this proxy statement.

The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors. The Audit Committee Charter is available on our web site at www.catchmark.com.

Our Audit Committee currently consists of Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema. All of the members of the Audit Committee are “independent” and “financially literate” as defined under the rules of the NYSE and the SEC, discussed in further detail under “- Director Independence” above. Mr. Zigtema is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2017, the Audit Committee met four times.

Nominating and Corporate Governance Committee

The primary functions of the Nominating Committee are identifying individuals qualified to serve on our board of directors, overseeing, developing and recommending to our board of directors a set of corporate governance policies and principles and periodically re‑evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate, determining the composition of our board of directors and overseeing an annual evaluation of our board of directors and each of the committees of our board of directors and our management.

The Nominating Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating Committee Charter adopted by our board of directors. The Nominating Committee Charter is available on our website at www.catchmark.com.

The Nominating Committee currently consists of Paul S. Fisher, Mary E. McBride, and Douglas D. Rubenstein. All of the members of the Nominating Committee are “independent” under the listing standards of the NYSE. Mr. Rubenstein is the Chairman of the Nominating Committee. During 2018, the Nominating Committee met three times.

Compensation Committee

The primary function of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to the compensation of our Chief Executive Officer and our other executive officers and the administration of our compensation plans, programs and policies. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our board of directors. The Compensation Committee Charter is available on our website at www.catchmark.com.

The Compensation Committee currently consists of Paul S. Fisher, Mary E. McBride, Donald S. Moss and Henry G. Zigtema. All of the members of the Compensation Committee are “independent” under the listing standards of the NYSE and under the rules and regulations of the SEC, discussed in further detail under “- Director Independence” above. Mr. Moss is the Chairman of the Compensation Committee. During 2017, the Compensation Committee met six times.

Finance and Investment Committee

The primary function of the Finance Committee is to assist our board of directors in discharging its oversight responsibilities relating to proposed acquisitions, dispositions, major capital investments and financing arrangements. The Finance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Finance Committee Charter adopted by our board of directors.

The Finance Committee currently consists of Jerry Barag, Paul S. Fisher, Mary E. McBride, Willis J. Potts, Jr. and Douglas D. Rubenstein. A majority of the members of the Finance Committee are “independent” under the listing standards of the NYSE. Mr. Fisher is the Chairman of the Finance Committee. During 2017, the Finance Committee met 11 times.

DIRECTOR ATTENDANCE AT MEETINGS

During 2017, our board of directors held 17 meetings, either in person or telephonically. Each member of the board attended at least 75% of the aggregate number of meetings of the board and the committees on which such director served during 2017. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2017, all of our seven directors serving at that time attended the annual meeting of stockholders.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the board is responsible for reviewing and approving the compensation of the Company’s executive officers, establishing the performance goals on which the Company’s compensation plans and programs are based and setting the overall compensation principles that guide the Compensation Committee’s decision-making. The Compensation Committee’s over-arching objective is to maintain an executive compensation program that supports the long-term interests of the Company’s stockholders. We seek to satisfy this objective, and to align the interests of our executives with those of our stockholders, through a program in which a significant portion of executive compensation is based upon performance.

In fulfilling its responsibilities, the Compensation Committee reviewed and discussed with management the following Compensation Discussion and Analysis, which describes the Compensation Committee’s decisions regarding the compensation of the Company’s executive officers for 2017. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included the Company’s proxy statement for the 2018 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each filed with the Securities and Exchange Commission.

The Compensation Committee of the Board of Directors:

Donald S. Moss, Chairman
Mary E. McBride
Paul S. Fisher
Willis J. Potts, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies for 2017. Following this Compensation Discussion and Analysis (“CD&A”), you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2017 by the following individuals, whom we refer to as our named executive officers (the “NEOs”):

•	Jerry Barag, our Chief Executive Officer and President;

•	John F. Rasor, our Chief Operating Officer and Secretary; and

•	Brian M. Davis, our Senior Vice President, Chief Financial Officer, Treasurer* and Assistant Secretary.

*Effective February 2018, a non-executive employee assumed the role of Treasurer.

Executive Summary

Our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders. We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of our executives' pay to our performance. The Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to ensure the strength of our pay-for-performance alignment.

Compensation Philosophy and Objectives

We seek to maintain a total compensation package that provides competitive compensation for our executives while also permitting us the flexibility to differentiate pay based on actual performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, designed to reward our executives based on the achievement of predetermined corporate performance measures.

Our compensation objectives are to:

•	provide market-competitive programs that ensure we attract, retain, and motivate talented executives capable of performing at the highest levels of our industry;

•	reflect the qualification, skills, experience and responsibilities of each NEO;

•	create and maintain a performance-focused culture by rewarding the attainment of short- and long-term performance goals;

•	link incentive compensation levels with the creation of stockholder value; and

•	emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations and stockholder returns.

2017 Company Performance Highlights

2017 was a highly productive year for us. During the year, we continued to execute our strategy for delivering superior and sustainable returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed sales. We reported increases in key year-over-year performance results and met our operating objectives at the high-end of company guidance for the year, including the Adjusted EBITDA* target. We also met the goals of our strategic plan by integrating premium acquisitions and joint ventures, executing on sustainable operating targets, and using capital to our best advantage. The continued success in achieving these strategic objectives in 2017 has set the stage for further growth in 2018 and beyond.

Our focus on ongoing operations allowed us to achieve significant operational gains and meet customer demands. Successful integration of newly acquired properties and expansion of delivered sales in new and existing premium markets provided significant growth in our revenues while enhancing the predictability and sustainability of cash flows. We benefited from greater control of our supply chain through delivered wood sales agreements, which comprised 74% of 2017 timber sales volume up from 64% in 2016. Our average harvest mix also continues to evolve to a greater percentage of sawtimber, helping improve cash flow per acre. Our sawtimber percentage moved closer to 40% with a near-term target approaching 50%.

We continued to expand and improve the quality of our timberland assets and enhance productivity through selective and disciplined acquisitions. During 2017, we acquired interests in more than 30,600 acres of prime timberlands, with an average stocking of 66 tons per acre, well above the 35 to 40 tons per acre South-wide regional average. The acquisition of nearly 15,000 acres in Coastal Georgia completed in the fourth quarter offers excellent proximity to a significant number of local mill customers as well as access to rapidly expanding export markets along the Atlantic seaboard, which augments the merchantability of our harvests in the region going forward. At the end of 2017, our total timberland holdings had increased to approximately 521,000 acres, more than double the fee acreage at our 2013 initial public offering and expanding our footprint from two to eight states in the U.S. South, the nation’s leading timber region. Since our initial public offering, we have added almost 11 million tons to our merchantable inventory.

In April of 2017, we formed our first institutional joint venture, the Dawsonville Bluffs, with the Missouri Department of Transportation & Patrol Retirement System. For 2017, the Dawsonville Bluffs joint venture contributed $1.3 million in equity earnings and $2.0 million to our Adjusted EBITDA*. As a result of the accelerated performance contributions of Dawsonville Bluffs, we were able to tactically defer some harvests given forecasts of improved pricing for 2019. The successful launch of our joint venture strategy has created an additional capital channel to fund future growth and will allow us to opportunistically acquire timberland properties that fit our core investment objectives.

During the fourth quarter, we successfully completed a public equity offering raising $56.8 million in gross proceeds, which were used to fund the Coastal Georgia acquisition. We refinanced our credit facilities which increased our total borrowing capacity from $500 million dollars to $638 million dollars. As a result of the refinancing, we not only doubled our capacity to undertake future joint venture acquisitions, but also improved the weighted-average life of our debt from five years to nearly nine years, lowered interest rate spreads, and reduced borrowing costs. We also continued to implement debt strategies to position us to navigate a rising interest rate environment. We have continued to increase our fixed-rate exposure through the execution of advantageous swaps on amounts that reflect a permanent level of financing. Each of these steps have further strengthened our balance sheet, allowed us to maintain modest leverage and maximize available capital for strategic growth in 2018 and beyond.

In 2017, we once again earned certification under the prestigious Sustainable Forestry Initiative (“SFI”), one of the world’s largest programs promoting sustainable forestry. As always, we remain committed to sustainable forestry and responsible environmental stewardship through rigorous land management practices that help ensure meeting sustainability goals and long-term production.

Operational:

•	Acquired interests in more than 30,600 acres of prime timberlands for $61.6 million, exclusive of closing costs.

•	Increased our merchantable timber to 21.2 million tons as of December 31, 2017, a 4% increase from year-end 2016.

•	Increased total harvest volumes to 2.4 million tons, a 6% increase over 2016.

•	Increase delivered wood sales as a percentage of total sales volume to 74% in 2017 from 64% in 2016.

•	Met our annual timberland disposition target by selling 7,700 acres of less productive tracts for $14.8 million while remaining within our disposition target range of 1-2% of fee acreage.

•
Successfully launch our joint venture strategy with the creation of Dawsonville Bluffs, our first joint venture with an institutional partner that acquired 11,000 acres of high-quality commercial timberlands located in north Georgia.

•	Continued to be SFI-certified under a program that meets the requirements of the SFIS 2015-2019 Forest Management Edition.

Financial:

•	Increased timber sales revenue to $71.4 million, a 10% increase over 2016.

•	Increased timberland sales revenue to $14.8 million, an 18% increase over 2016.

•	Increased total revenues to $91.3 million, a 12% increase over 2016.

•	Generated $1.1 million of income from the unconsolidated Dawsonville Bluffs joint venture.

•	Increased Adjusted EBITDA* to $42.0 million, a 14% increase over 2016.

Shareholder Value Creation:

•	Returned $21.3 million to shareholders through dividends fully funded out of CAD** with a pay-out ratio of 88%.

•	Opportunistically repurchased $1.0 million of our common shares at attractive historical prices.

*See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Adjusted EBITDA” on pages 43-44 of our annual report on Form 10‑K filed with the SEC on March 1, 2018 for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non‑GAAP financial measure to net loss.

** Cash Available for Distribution (“CAD”) is a non-GAAP measure defined as cash provided by operating activities less capital expenditures (excluding timberland acquisitions) plus/minus changes in working capital and other. Our reconciliation of cash provided by operating activities to CAD for the year ended December 31, 2017 follows:

(in millions)	Year Ended December 31, 2017
Cash Provided by Operating Activities	$27.4
(-) Capital Expenditures (excluding timberland acquisitions)	(5.6)
(+) Working Capital Changes	1.1
(+) Other (1)	1.3
Cash Available for Distribution	$24.2
(1) Other includes costs required to be expensed by GAAP as an operating cash flow related to pursuit of acquisitions, transactions, joint ventures and new business activities.

Compensation Policies and Corporate Governance Highlights

The Compensation Committee has adopted compensation policies and procedures that represent strong corporate governance and reinforce our compensation philosophy and principles. Our compensation programs include, among others, the following best practices:

What We Do	What We Do Not Do
✓ The Compensation Committee has designed our compensation program to pay for performance, with a particular focus on long-term shareholder return, as evidenced by performance-based awards based on pre-established performance goals and relative total stockholder return metrics.

✗ We do not encourage excessive risk-taking behavior through our compensation plans as they appropriately balance both absolute and relative performance, as well as short- and long-term performance.
✓ The Compensation Committee has engaged an independent compensation consultant.	✗ We do not provide U.S. tax code Section 280G excise tax “gross ups”.
✓ We have stock ownership guidelines for our executive officers and our independent directors.	✗ We do not provide any perquisites to our NEOs other than those available to general employees.
✓ We provide our stockholders a “say-on-pay” advisory vote on an annual basis until the next required vote on the frequency of stockholder votes on executive compensation.	✗ No repricing of underwater stock options without stockholder vote.
✓ The Compensation Committee is composed solely of independent directors.
 ✗ The change in control definition contained in both the Amended and Restated 2005 Long-Term Incentive Plan and the 2017 Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

✓ Severance agreements for executive officers include double-trigger change-in-control severance benefits.	✗ We do not pay current dividends or dividend equivalents on unvested performance awards.
✗ We do not guarantee salary increases or minimum bonuses.
✗ We do not provide for uncapped bonuses.

 ✗ Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in the company’s securities.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on June 23, 2017, we continued to receive strong support for the advisory vote on the compensation of our NEOs, as discussed and disclosed in the 2017 Proxy Statement, with approximately 96% of the votes cast in favor of the advisory vote, which was the third straight year that we received at or above 96% support. The Compensation Committee concluded that the stockholder vote reflects favorable stockholder support of the compensation paid to our NEOs. After considering this level of support, the Compensation Committee decided to retain the primary components of the compensation program, with an emphasis on short and long-term incentive compensation.

The Compensation Committee recognizes that executive pay practices and governance principles continue to evolve. Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or our board of directors.

At the 2014 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, our board of directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at our 2020 annual meeting of stockholders.

Role of the Compensation Committee

The Compensation Committee assists our board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee sets the overall compensation philosophy, objectives and policies for our executive officers and directors. The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary, bonus, incentive or performance-based compensation, and equity awards. The Compensation Committee reviews its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executive officers are being rewarded in a manner that is consistent with our philosophy.

Each of the three members of the Compensation Committee is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by our board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

Role of the Compensation Consultant

To assist in evaluating our compensation practices, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to provide a competitive analysis of compensation levels for our NEOs. The Compensation Committee considered the independence of FPL in light of the SEC rules and NYSE listing standards and concluded that the work of FPL did not raise any conflicts of interest. Specifically, the Compensation Committee worked with FPL to establish our peer groups, and FPL conducted a competitive market assessment of the compensation elements for each of our NEOs, compared to such peer groups. In 2017, FPL continued to be engaged by the Compensation Committee to provide advice with respect to our compensation practices and the compensation levels of our NEOs.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer consulted with the Compensation Committee regarding 2017 compensation levels for each of our NEOs (except for himself) after taking into account input provided by FPL to our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of the other NEOs. Based on this review, he makes compensation recommendations to the Compensation Committee with respect to the NEOs, including recommendations for performance targets, salary adjustments, annual cash incentive awards and long-term equity-based incentive awards. The Compensation Committee exercises its discretion in accepting or modifying these recommendations and independently makes the performance evaluation and compensation decisions with regard to our Chief Executive Officer. No other NEO presents compensation recommendations to the Compensation Committee.

Peer Groups

The Compensation Committee referred to a competitive analysis of compensation levels for our NEO provided by FPL in considering 2017 compensation levels as well. The Compensation Committee, with FPL’s assistance, reviewed two peer groups, which we refer to as the Primary Peer Group and the Supplemental Peer Group. The Compensation Committee and FPL determined to use both the Primary Peer Group and the Supplemental Peer Group because a peer group comprised of timber REITs alone provides limited comparables, particularly when factoring in best practices and adjusting for size.

Primary Peer Group. In determining the appropriate component companies for our Primary Peer Group, the Compensation Committee and FPL focused on companies — both REITs and natural resources-based companies — of comparable overall size. The table below shows information for our Primary Peer Group, all of which have fiscal years ending on December 31, with the exception of Universal Forest Products, whose fiscal year ends on the last Saturday of the calendar year.

Company	Market Capitalization as of December 31, 2017 ($'s in millions)
CatchMark Timber Trust, Inc.	570
Armada Hoffler Properties, Inc.	698
Deltic Timber	1,173
Easterly Government Properties, Inc.	956
Farmland Partners, Inc.	289
Forestar Group Inc.	923
One Liberty Properties, Inc.	473
Pope Resources	296
SoTHERLY Hotels Inc.	91
St Joe Company	1,189
UMH Properties, Inc.	529
Universal Forest Products Inc.	2,302
Whitestone REIT	565

Supplemental Peer Group. In determining the appropriate component companies for our Supplemental Peer Group, the Compensation Committee and FPL focused on timber and other forest product companies. The table below shows information for our Supplemental Peer Group, all of which have fiscal years ending on December 31, with the exception of Universal Forest Products, whose fiscal year ends on the last Saturday of the calendar year.

Company	Market Capitalization as of December 31, 2017 ($'s in millions)
CatchMark Timber Trust, Inc.	570
Deltic Timber Corporation	1,173
Forestar Group Inc.	923
Pope Resources	296
Potlatch Corporation	2,027
Rayonier Inc.	4,079
St Joe Company	1,189
Universal Forest Products Inc.	2,302
Weyerhaeuser Company	26,629

In setting actual compensation levels for our NEOs, the Compensation Committee considers various factors - each as discussed in greater detail below in this CD&A - and did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process.

Elements of 2017 Named Executive Officer Compensation Program

Our compensation program is comprised of three primary elements: base salary, annual cash incentive awards and long-term equity incentive awards (each as more fully-described below).

The following table summarizes the 2017 base salaries and threshold, target and maximum annual cash incentive and long-term equity incentive award opportunities for our named executive officers.

Name	2017 Base Salary	2017 Annual Cash Incentive			2017 Long-Term Equity Incentive(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Barag	$515,000	$180,250	$360,500	$540,750	$389,003	$1,165,282	$3,269,808
Mr. Rasor	$450,000	$112,500	$225,000	$337,500	—	$675,000	—
Mr. Davis	$360,500	$90,125	$180,250	$270,375	$237,724	$712,117	$1,998,216

(1) For Messrs. Barag and Davis, inclusive of one-time supplemental outperformance TSR award, as described below, as well as time-based awards and performance-based awards intended to be granted in 2017 but, as discussed below, will be granted in 2018. For Mr. Rasor, the amount reflects time-based shares of restricted common stock. Note that the long-term equity incentive values reflected in this table differ from the grant date fair values presented in the Summary Compensation table due to (i) the calculation of the grant date fair value of the outperformance TSR awards in accordance with financial reporting standards, and (ii) the fact that the time-based awards and performance-based awards were not granted in 2017.

The following charts demonstrate the significant portion of our NEOs’ 2017 target total direct compensation that is “at-risk,” which the Compensation Committee believes further aligns our executive officers’ interests with the interests of our stockholders and encourages longer-term value creation for our stockholders.

2017 Compensation Package for Messrs. Barag and Davis

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect the annual cash incentive compensation because each NEO's threshold, target and maximum opportunity is based on a percentage of their respective base salary. Base salaries reflect the only fixed portion of our compensation program. In 2017, the Compensation Committee approved a 3% merit increase to each of Messrs. Barag’s and Davis’ base salary, consistent with the salary change expectations across both the real estate industry and broader public marketplace.

Annual Cash Incentive Bonus. The Company maintains an annual cash incentive award program for the NEOs, which it believes motivates and incentivizes the NEOs to achieve the short-term goals of the Company. The 2017 annual cash incentive award program had two components: a financial component, pursuant to which 80% of the annual cash incentive award opportunity was based on achievement of predetermined goals related to a specified performance metric, and an individual performance component, pursuant to which 20% of the annual cash incentive award opportunity was based on the NEO’s performance over the course of 2017.

The Compensation Committee approved a threshold, target and maximum annual cash incentive award opportunity for each of our NEOs, each of which are reflected in the table above. The threshold, target and maximum annual cash incentive award opportunities for each NEO are based on a percentage of their respective base salary. The 2017 annual cash incentive target award opportunities for Messrs. Barag and Davis were not changed from 2016 opportunity levels (other than with respect to the impact of the base salary increases discussed above). The Compensation Committee determined to approve such amounts after reviewing market data related to total cash compensation and total compensation for both the Primary Peer Group and the Supplemental Peer Group, our size assets, the overall performance of both the Company and each NEO individually and our general and administrative expenses.

Financial Performance Component. Eighty percent (80%) of the 2017 annual cash incentive award opportunity was based on the achievement of predetermined goals related adjusted earnings from continuing operations before interest, taxes, depletion and amortization (“Adjusted EBITDA”). This metric is an important measure of the Company’s financial performance because it is representative of adjusted income available for interest payments and indicative of the strength of our operations and the performance of our business. Payout at target award levels for Adjusted EBITDA represents the annual budgeted amount approved by our board of directors in January 2017.

The following table shows the threshold, target, maximum and actual performance levels for the financial component of the 2017 annual cash incentive award opportunities for our NEOs. For performance between threshold and target or target and maximum, the bonus amount is determined using straight-line interpolation. Performance at or above the maximum level results in a maximum level payout with respect to the financial performance component.

Financial Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted EBITDA(1)	100%	$37M	$39M	$41M	$42M

(1) See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Adjusted EBITDA” on pages 43 and 44 of our annual report on Form 10‑K filed with the SEC on March 1, 2018 for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non‑GAAP financial measure to net loss.

Based on the Company’s achievement of the predetermined financial performance goals during 2017, each NEO achieved the maximum level of the financial performance component of his 2017 annual cash incentive award opportunity, as set forth below.

2017 Annual Cash Incentive Awards - Financial Performance Component
	Threshold	Target	Maximum	Actual
Mr. Barag	$144,200	$288,400	$432,600	$432,600
Mr. Rasor	$90,000	$180,000	$270,000	$270,000
Mr. Davis	$72,100	$144,200	$216,300	$216,300

Individual Performance Component. As discussed above, the annual cash incentive award opportunity for each of our NEOs was based twenty percent (20%) on an assessment of individual performance. The Compensation Committee reviews the performance of our CEO, and our CEO presents to the Compensation Committee individual performance assessments of the other NEOs and recommends for approval the individual performance result.

The Compensation Committee determined that, based on its subjective assessment of each NEO’s performance, each NEO achieved the maximum performance level of the individual component of his 2017 annual cash incentive award opportunity, as set forth below. In making this determination, the Compensation Committee considered the executive’s contribution to the Company’s 2017 performance summarized in the 2017 Company Performance Highlights above and, in particular:

•	For Mr. Barag, his contribution with respect to our public equity offering, the Dawsonville Bluffs JV, the development of the Company’s staff and his leadership of the Company;

•	For Mr. Davis, his role in share repurchase plan activity, interest rate hedging activity and debt refinance, as well as his role in development of the Company’s staff; and

•	For Mr. Rasor, his contribution to the operational accomplishments summarized in the 2017 Company Performance Highlights above and the development of the Company’s operational staff.

2017 Annual Cash Incentive Awards - Individual Performance Component
	Threshold	Target	Maximum	Actual
Mr. Barag	$36,050	$72,100	$108,150	$108,150
Mr. Rasor	$22,500	$45,000	$67,500	$67,500
Mr. Davis	$18,025	$36,050	$54,075	$54,075

2017 Annual Incentive Award Payouts. Based on the results discussed above, our NEOs earned 100% of their maximum annual cash incentive award opportunity for 2017, as reflected in the table below.

2017 Annual Cash Incentive Awards - Totals
	Threshold	Target	Maximum	Actual
Mr. Barag	$180,250	$360,500	$540,750	$540,750
Mr. Rasor	$112,500	$225,000	$337,500	$337,500
Mr. Davis	$90,125	$180,250	$270,375	$270,375

2017 Compensation Package for Mr. Rasor. The Compensation Committee structured Mr. Rasor’s 2017 compensation package differently than that of Messrs. Barag’s and Davis’ in anticipation of an expected transition in his role with the Company as he approached retirement. The Compensation Committee determined that Mr. Rasor’s compensation should be designed to encourage an orderly transition of his roles with the Company and incentivize him to continue his employment with the Company through the transition. Accordingly, in order to keep Mr. Rasor appropriately incentivized, the Compensation Committee approved the changes to Mr. Rasor’s compensation arrangement outlined in the table below. The Company’s long-term incentive awards are based on three-year performance periods and the Company anticipates that Mr. Rasor’s role with the Company would be transitioned before the end of the performance period for awards issued in 2017. Therefore, the Compensation Committee determined to grant one hundred percent (100%) of Mr. Rasor’s 2017 long-term incentive award in the form of time-based restricted shares, which vested in March 2018, subject to his continued employment with the Company on such vesting date.

Compensation Component	2016	2017
Base Salary	$350,000	$450,000
Target Bonus Opportunity (2016) and Maximum Bonus Opportunity (2017) (1)	$175,000	$337,500
Target LTI Opportunity	$525,000	$675,000

(1)	Mr. Rasor’s actual bonus earned was determined in the same manner as for Messrs. Barag and Davis, described below.

Equity Incentive Awards

Annual Long-Term Incentive Awards. We provide a substantial portion of each of our NEOs’ total annual compensation opportunity in the form of equity-based awards. Stock ownership is the simplest, most direct way to align our NEOs’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our NEOs to further motivate them to create long-term stockholder value.

Award	Design Features	Purpose
Time-based restricted shares of common stock	Vest in four approximately equal annual installments following the grant date, subject to the executive's continued employment	• Retention • Aligns interests with those of our stockholders
Performance-based awards
Earned based on continued employment and the achievement of specified targets related to relative TSR compared to a customized peer group (50%), compared to the Russell 3000 index (30%) and compared to the NCREIF Timberland Index (20%)
• Focus and incentivize our executives on achievement of total shareholder return
	50% of the earned LTIP units vest on the date the Compensation Committee certifies performance achievement and 50% vest on the first anniversary thereof	• Retention • Aligns interests with those of our stockholders

The Compensation Committee designated a threshold, target and maximum value for each of Messrs. Barag and Davis with respect to their 2017 long-term equity incentive award opportunity, as summarized in the table above. The Compensation Committee determined the threshold, target and maximum values for each of Messrs. Barag and Davis based on its consideration of market data related to total compensation and equity compensation, our size assets, information from FPL regarding market practices of our peers, and general and administrative expenses.

2017 Time-Based Restricted Shares. Similar to prior years, the Compensation Committee determined that forty percent (40%) of each of Messrs. Barag’s and Davis’ 2017 long-term equity incentive award opportunity (based on award value) would be granted in the form of time-based restricted shares of common stock, which would vest in four equal annual installments on each anniversary of the grant date, subject to the executive’s continued employment with us on each vesting date. Any dividends on unvested time-based shares would be accrued and paid to the executive if and when the related time-based shares vest. However, as discussed below, due to the delay in finalizing the profits interest program, which delay was caused, primarily, by the uncertainty surrounding 2017 tax reform, these time-based awards were not granted in 2017. The Compensation Committee intends to grant these awards during 2018.

2017 Performance-Based Awards. The Compensation Committee determined that sixty percent (60%) of each of Messrs. Barag’s and Davis’ 2017 long-term equity incentive award opportunity (based on award value) would be granted in the form of performance-based equity awards. The Compensation Committee intended that these awards be granted in the form of equity interests in our operating partnership which we refer to as “LTIP units.” LTIP units are a separate class of units of limited partnership interest in our operating partnership, CatchMark Timber Operating Partnership, L.P., which are intended to qualify as “profits interests.” While the type of equity award used to satisfy the performance-based component of our long-term incentive program was to change, the overall vesting structure of the performance-based award approved by the Compensation Committee was to remain the same as in prior years. The awards would be earned following the conclusion of a three-year performance period based on achievement of goals related to (i) relative total shareholder return (TSR) as compared to two pre-established peer groups comprised of companies within the timber industry and the lumber, paper and packaging industry (50%)(1); (ii) relative TSR as compared to the Russell 3000 Index (30%); and (iii) relative TSR compared to the NCREIF Timberland Index(2) (20%).

(1)The timber peer group is comprised of Weyerhaeuser Company, Rayonier Inc., Potlatch Corporation, Deltic Timber Corporation and Pope Resources. The lumber, paper and packing industry peer group is comprised of West Fraser Timber Co. Ltd, Sonoco Products Company, International Paper Company, Packaging Corporation of America, WestRock Company, Canfor Corporation, and Kapstone Paper and Packaging Corporation.
(2) The NCREIF Timberland Index is a quarterly time series composite return measure of investment performance of a large pool of individual timber properties acquired in the private market for investment purposes only.

However, the profits interest program was not finalized in 2017 (as stated above, primarily due to the uncertainty surrounding 2017 tax reform) and, accordingly, these performance-based awards were not granted in 2017. The Compensation Committee intends to grant these awards during 2018.

One-Time Outperformance TSR Award. In 2017, the Compensation Committee granted one-time supplemental long-term incentive award program, which we refer to as the “outperformance TSR awards,” pursuant to which eligible participants are eligible to share in shareholder value creation above a certain hurdle. Holders of outperformance TSR awards may earn, in the aggregate, shares of our common stock having a value of up to $5 million based on our total return to stockholders for the three-year period beginning April 1, 2017 and ending March 31, 2020. Holders of outperformance TSR awards will be entitled to share in a performance pool having a value equal to 5% of the amount, if any, by which our total return to stockholders during the three-year period exceeds a compounded annual total return to stockholders of 7.5%, subject to a maximum of $5 million. The dollar value of the resulting performance pool will be divided by the volume weighted average price of one share of our common stock for the thirty (30) trading days ending on the valuation date to determine the number of shares earned by each participant. Shares earned under the outperformance TSR awards will be fully-vested as of the end of the performance period.

The Compensation Committee awarded each of Messrs. Barag and Davis an interest in the outperformance pool, as follows: Mr. Barag, 40.50% and Mr. Davis, 24.75%. The remaining outperformance pool - 34.75% - has not yet been allocated to any additional participants.

More information regarding the equity incentive awards granted in 2017 can be found in the 2017 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2017 Fiscal-Year End table.

Payout of 2015 Performance Awards

On February 18, 2015, the Company granted performance-based restricted stock awards, which we refer to as the 2015 Performance Awards, to each of our NEOs, which could be earned based on the executive’s continued employment with the Company and the Company’s achievement of specified targets related to relative TSR compared to a timber peer group (70%) and compared to the Russell 3000 index (30%) during a performance period that commenced January 1, 2015 and ended on December 31, 2017. In January 2018, the Compensation Committee certified the Company’s achievement of the performance goals, as described in the table below:

Timber Peer Group(1)				Russell 3000 Index
Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
90%	105%	150%	128.9%	90%	105%	150%	90.3%

(1)
On December 20, 2017, the Compensation Committee approved a modification to the 2015 Performance Awards to freeze Deltic Timber Corporation's share price as of August 28, 2017 and then to adjust such share price for the average performance of the other companies in the peer group through December 31, 2017. The modification was intended to address the impact of Deltic’s announcements relating to strategic alternatives, its consideration of indications of interest and its proposed merger with Potlatch Corporation on August 2, 2017, August 28, 2017, and October 23, 2017 respectively, on its stock price. In considering this modification, the Compensation Committee reviewed input from Raymond James with respect to the impact of Deltic’s announcements on its stock price, FAS Solutions with respect to the accounting impact of the proposed modification and FPL regarding the appropriate structure of the modification.

Based on the above performance, each of Messrs. Barag, Rasor and Davis earned 26,158, 15,906 and 15,906 shares, respectively, 50% of which vested on January 19, 2018, and the remaining vest on January 19, 2019, subject to the executive’s continued employment with the Company on such vesting date.

Benefits and Perquisites

Our NEOs participate in our benefit plans on the same basis as all of our employees. We offer health insurance, group term life, accidental death and dismemberment insurance, and short-term and long-term disability coverage to all of our benefit-eligible employees. We also offer a 401(k) plan to our benefit-eligible employees, and provide a company match. Our Company match is provided to all eligible company employees on the same basis. Our NEOs are entitled to the maximum paid vacations days per calendar year allowed under our policies. We do not offer any pension plans or nonqualified deferred compensation plans. We do not provide any perquisites to our Named Executive Officers.

Employment Agreements

In 2017, we were party to employment agreements with each of our NEOs. Severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provided such protections for our NEOs in their employment agreements. The Compensation Committee determined the level of severance benefits for our NEOs after consultation with FPL on prevalent market practices and, in general, considers these severance protections an important part of our executives’ compensation and consistent with competitive practices. The agreements contain "double-trigger" change-of-control provisions. Tax gross ups are not provided in any of our agreements. Detailed information regarding these agreements and the benefits they provide is included under “Potential Payments Upon Termination of Employment or Change in Control.” On December 29, 2017, the Company notified Mr. Rasor that, in anticipation of the transition of his role at the Company, his employment agreement would not be renewed and would be allowed to expire by its terms on December 31, 2017.

Other Compensation and Governance Policies

Stock Ownership and Retention Guidelines

In the interest of promoting and increasing the executives’ equity ownership in us and to further align their long-term interests with those of our stockholders, in October 2013, we adopted stock ownership guidelines that require executive officers to acquire and hold shares of our common stock, as follows:

Multiple of Base Salary
Chief Executive Officer	4x
Chief Financial Officer	2x
Chief Operating Officer	2x

The NEOs are expected to achieve their stock ownership guideline by the later of October 25, 2018, or the fifth anniversary of their election or appointment as an executive officer, if later. Until the ownership guideline is met, or at any time the executive officer is not in compliance with the guideline, he or she must retain 100% of any shares received from us for service as an executive officer (with certain exceptions for payment of an exercise price, if applicable, and satisfaction of tax liability). Shares beneficially owned outright by the executive officer or his or her immediate family members residing in the same household and shares of restricted common stock or restricted stock units (whether or not vested) granted by us are considered owned for purposes of satisfying these guidelines. Shares subject to unexercised stock options or unearned performance shares, however, do not count toward these ownership guidelines. Each of our NEOs is making continued strides toward achieving his stock ownership guideline.

Hedging, Pledging, and Insider Trading Policy

Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in the company’s securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material nonpublic information.

Review of Risk Associated with Compensation Plans

We periodically review our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify the potential risk areas and we assess whether our practices pose any actual risks. The Compensation Committee's independent compensation consultant advises the Compensation Committee with respect to the risk assessment of our compensation programs for the Company. The Compensation Committee last undertook this review in April 2017 and determined that our compensation programs are not reasonably likely to have a material adverse effect on us.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Code limits a publicly-held company's tax deduction each year for compensation to any "covered employee" to $1.0 million. Prior to enactment of the Tax Cuts and Jobs Act of 2017, qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met. To date, the deduction limits imposed by Section 162(m) have not presented an issue for us. As long as we qualify as a REIT, we do not expect to pay federal income taxes at the corporate level. Therefore, we believe any potential future loss of deductibility of compensation which may occur would not have a significant adverse impact on us. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee,” which now includes our chief financial officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax could result in an increase in income taxes due to the inability to deduct such compensation. Even if it is determined that Section 162(m) applies or may apply to certain compensation packages, in order to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to structure compensation packages and awards that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our NEOs for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)(4)	Total ($)
Mr. Jerry Barag Chief Executive Officer and President	2017	515,000	387,277	540,750	21,681	1,464,708
	2016	500,000	862,486	525,000	19,737	1,907,223
	2015	450,000	590,114	254,896	21,476	1,316,486

Mr. John F. Rasor Chief Operating Officer and Secretary	2017	450,000	675,000	337,500	16,552	1,479,052
	2016	350,000	524,981	262,500	19,775	1,157,256
	2015	315,000	359,625	127,448	17,763	819,836

Mr. Brian M. Davis Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2017	360,500	236,669	270,375	18,000	885,544
	2016	350,000	524,981	262,500	18,000	1,155,481
	2015	315,000	359,625	127,448	15,946	818,019

(1) In accordance with SEC rules, the stock award column reflects the aggregate grant date fair value of restricted stock units (“RSUs”), restricted shares, LTIP units and the outperformance shares granted during the applicable year computed in accordance with FASB ASC 718. The grant date fair value of the time-based restricted shares granted in 2017, 2016 and 2015 was based on the closing price of our common stock on the date of grant.

(2) The grant date fair value of the outperformance TSR awards granted in 2017 was determined using the Monte Carlo simulation based on assumed achievement of the target performance levels, which was the probable outcome of the performance conditions on the grant date. For additional detail on the assumptions used in the Monte Carlo model to determine the fair value, see Note 10 to our consolidated financial statements included in our Form 10-K filed with the SEC on March 1, 2018. Assuming, instead, that the Company were to achieve the maximum performance levels, the grant date fair value of the outperformance TSR awards would have been $2,025,000 for Mr. Barag and $1,237,500 for Mr. Davis.

The grant date fair value of the performance-based RSUs granted in 2016 was determined using the Monte Carlo simulation based on assumed achievement of the target performance levels, which was the probable outcome of the performance conditions on the grant date. For additional detail on the assumptions used in the Monte Carlo model to determine the fair value, see Note 9 to our consolidated financial statements included in our Form 10-K filed with the SEC on March 3, 2017. Assuming, instead, that the Company were to achieve the maximum performance levels, the grant date fair value of the performance-based RSUs would have been $1,380,000 for Mr. Barag and $840,000 for each of Messrs. Rasor and Davis.

For 2015, the grant date fair value of the performance-based shares of restricted Class A common stock granted was computed using the Monte Carlo simulation valuation method and assuming achievement at the maximum performance level, and the assumptions used in calculating these amounts are incorporated by reference to Note 9 to the financial statements in our annual report on Form 10-K filed with the SEC on March 7, 2016.

The potential payouts under the performance component of the long-term equity incentive awards are performance-based and therefore are at risk. There is no guarantee that amounts relating to unearned and unvested awards will ultimately be paid to the NEO. Pursuant to SEC rules, the values are not reduced by an estimate for the probability of forfeiture.

(3) Reflects each NEO’s annual cash incentive award. The potential payouts under the plan were performance-based and therefore were at risk. For more information, see the Compensation Discussion and Analysis.

(4) Reflects the Company’s employer's matching contribution to the 401(k) plan.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the NEOs during 2017. The LTIP units, outperformance TSR awards and time-based restricted shares were granted under the Amended and Restated 2005 Plan. For information regarding the vesting terms of these awards, see the Compensation Discussion and Analysis.

2017 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Award: (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)
Mr. Barag		180,250	360,500	540,750
	5/2/2017				387,277	2,025,000		387,277
Mr. Rasor		112,500	225,000	337,500
	4/12/2017						57,940	675,000
Mr. Davis		90,125	180,250	270,375
	5/2/2017				236,669	1,237,500		236,669

(1) Reflects each NEO’s annual cash incentive opportunity for 2017.
(2) Reflects outperformance TSR awards.
(3) Reflects time-based shares of restricted common stock that vests in March 2018.
(4) Reflects the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Mr. Barag	3,300	(1)	43,329
	15,840	(2)	207,979
	10,000	(3)	131,300
	26,158	(5)	343,455
	24,480	(4)	321,422	36,244	(6)	475,884
				86,825	(8)	1,140,012
Mr. Rasor	2,600	(1)	34,138
	12,480	(2)	163,862
	6,100	(3)	80,093
	15,906	(5)	208,846
	14,901	(4)	195,650	22,061	(6)	289,661
	57,940	(7)	760,752
Mr. Davis	2,600	(1)	34,138
	12,480	(2)	163,862
	6,100	(3)	80,093
	15,906	(5)	208,846
	14,901	(4)	195,650	22,061	(6)	289,661
				53,060	(8)	696,704

(1)	Reflects shares of restricted common stock granted to the NEO on November 4, 2013 that vest on January 24, 2018, subject to the executive’s continued employment with us on each vesting date.
(2)	Reflects shares of restricted common stock granted to the NEO on December 13, 2013 that vest on January 23, 2018, subject to the executive’s continued employment with us on such vesting date.
(3)
Reflects time-based shares of restricted common stock granted to the NEO on February 18, 2015 that vest in approximately equal installments on each February 18, 2018 and February 18, 2019, subject to the executive’s continued employment with us on each vesting date.

(4)
Reflects time-based shares of restricted common stock granted to the NEO on May 5, 2016, that vest in approximately equal installments on each February 18, 2018, February 18, 2019, and February 18, 2020, subject to the executive’s continued employment with us on each vesting date.

(5)
Reflects earned shares pursuant to the 2015 performance awards as certified by the Compensation Committee in January 2018. Fifty percent (50%) of the earned shares vested immediately upon the Compensation Committee’s certification of achievement of the performance goals in January 2018, subject to the executive’s continued employment with us on such date, and fifty percent (50%) will vest on the first anniversary of such certification date, subject to the executive’s continued employment with us on each vesting date.

(6)
Reflects performance-based RSUs granted to the NEO on May 5, 2016, which may be earned upon achievement of pre-established performance goals related to relative TSR as compared to a pre-established peer group comprised of companies within the timber industry (weighted 70%) and as compared to the Russell 3000 Index (weighted 30%) over 7a three-year performance period. In accordance with SEC rules and based on performance through December 31, 2017, the number of performance-based restricted stock units reflected in the table is based on an assumed achievement at the target performance level. If instead the threshold performance goals are achieved, then Messrs. Barag, Davis and Rasor may earn 3,200, 1,900 and 1,900 units, respectively; if maximum performance goals are achieved, then Messrs. Barag, Davis and Rasor may earn 96,651, 58,831 and 58,831 units, respectively; and units earned for performance between threshold and target or target and maximum will be determined using straight line interpolation.  Fifty percent (50%) of units earned vest and convert to shares of common stock immediately upon the Compensation Committee’s certification of achievement of the performance goals and fifty percent (50%) will vest and convert to shares of our common stock on the first anniversary of such certification date, subject to the executive’s continued employment with us on each vesting date.

(7)	Reflects time-based shares of restricted common stock granted to Mr. Rasor on April 12, 2017 that vested on March 31, 2018.
(8)
Reflects estimate of shares payable under outperformance TSR awards, based on total share return created as of December 31, 2017. As described in the CD&A, each of Messrs. Barag and Davis were awarded 40.5% and 24.75%, respectively, of a performance pool having a value equal to 5% of the amount, if any, by which our total return to stockholders during the three-year period commencing on April 1, 2017 and ending on March 31, 2020 exceeds a cumulative total return to stockholders of 7.5%, subject to a maximum of $5 million.  The dollar value of the resulting performance pool will be divided by the volume weighted average price of one share of our common stock for the thirty (30) trading days ending on the valuation date to determine the number of shares earned by each participant. There is no threshold or target for the outperformance TSR awards.

(9)	Based on the closing price of our common stock on December 29, 2017, the last trading day of our fiscal year ($13.13).

Equity Compensation Plan Information

The following table gives information as of December 31, 2017 about the common stock that may be issued under our equity compensation plans. Our 2005 Long‑Term Incentive Plan (the “Original 2005 Plan”) was approved by our board and our sole stockholder in 2005. On October 25, 2013, our board amended and restated the Original 2005 Plan (the “Amended and Restated 2005 Plan”) and increased the number of shares authorized to be issued under the Amended and Restated 2005 Plan. The Amended and Restated 2005 Plan has not been approved by our stockholders. On 2017 Incentive Plan was approved by our board on April 12, 2017 and by our stockholders on June 23, 2017.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Stockholders(2)	838	(3)	$23.85	1921993
Equity Compensation Plans Not Approved by Stockholders(4)	—		—	355,651
Total				$2,277,644

(1)			Calculation of weighted-average exercise price of outstanding stock options.
(2)			Original 2005 Plan and 2017 Plan. Following our shareholders’ approval of the 2017 Plan, we will no longer grant awards under the Original 2005 Plan.
(3)			Represents shares issuable to the exercise of stock options.
(4)			Amended and Restated 2005 Plan. Following our shareholders’ approval of the 2017 Plan, we will no longer grant awards under the Amended and Restated 2005 Plan.

Potential Payments Upon Termination of Employment or Change in Control

On October 30, 2013, we entered into an employment agreement with each of Messrs. Barag, Rasor and Davis, the original term of which commenced on October 25, 2013 and terminated on December 31, 2017 for each of the executives. Each of the agreements provides for an automatic one-year renewal period, unless either party provides notice to the other of its intent not to renew the agreement. Pursuant to the employment agreements, we provide or pay for health benefits for each of the executives, and the executives are entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of our company. On December 29, 2017, we notified Mr. Rasor that his employment agreement would not be renewed and would expire by its terms on December 31, 2017.

The employment agreements provide for certain severance benefits if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, as follows:

•
severance equal to two times his then-current base salary, payable in installments over a 24-month period, or, if the termination occurs during the period commencing 90 days prior to a change in control and concluding on the one-year anniversary of a change in control, severance equal to three times his then-current base salary, payable in a single lump sum;

•
for Messrs. Barag and Davis, monthly payments for 18 months equal to the excess of (i) the COBRA cost of group health benefits over (ii) the active employee rate for such coverage, except that our obligation to provide this benefit will end if the executive becomes employed by another employer that provides him with group health benefits, and for Mr. Rasor, 18 monthly payments of $1,413; and

•	accelerated vesting of all of the executive’s outstanding equity awards that vest based on continuous service with us.

In order to receive the severance benefits, the executive must sign and not revoke a release of claims and comply with the restrictive covenants in his employment agreement. Each of the employment agreements contains non-competition, employee non-solicitation and customer non-solicitation covenants that apply during the executive’s employment and for two years after termination of executive’s employment during the term of the employment agreement, as well as covenants regarding confidentiality and ownership of property.

The employment agreements do not provide for any severance benefits in the event of the executive’s termination (i) by us for cause, (ii) by the executive without good reason, or (iii) by reason of his death or disability except that, in the event of the executive’s death or disability, his outstanding equity awards that vest based on continuous service with us will become fully-vested. In addition, the employment agreements provide that if any payments or benefits would be subject to the excise tax imposed on “parachute payments” under Section 4999 of the Code, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if a change in control had occurred on December 31, 2017 and/or if the executive had terminated employment on December 31, 2017 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)	Change in Control (without a termination of employment) ($)
Mr. Barag
Cash Severance	—	1,030,000	—	1,545,000	—
Health Benefits (1)	—	17,406	—	17,406	—
Value of Unvested Time-Based Restricted Share Awards (2)	—	496,051	496,051	496,051	496,051
Value of Unvested Performance-Based Awards (3)(4)(5)	—	716,577	716,577	716,577	716,577
Total	—	2,260,034	1,212,628	2,775,034	1,212,628
Mr. Rasor(6)
Cash Severance	—	900,000	—	1,350,000
Health Benefits (1)	—	25,434	—	25,434
Value of Unvested Time-Based Restricted Share Awards (2)	—	1,070,633	1,070,633	1,070,633	1,070,633
Value of Unvested Performance-Based Awards (3)(4)(5)	—	237,075	237,075	237,075	237,075
Total	—	2,233,142	1,307,708	2,683,142	1,307,708
Mr. Davis
Cash Severance	—	721,000	—	1,081,500	—
Health Benefits (1)	—	27,044	—	27,044	—
Value of Unvested Time-Based Restricted Share Awards (2)	—	309,881	309,881	309,881	309,881
Value of Unvested Performance-Based Awards (3)(4)(5)	—	473,744	473,744	473,744	473,744
Total	—	1,531,669	783,625	1,892,169	783,625

(1)	Represents for Messrs. Barag and Davis Company-paid COBRA for medical and dental coverage based on COBRA 2018 rates for 18 months and for Mr. Rasor, 18 monthly payments of $1,413.
(2)
Represents the value of unvested time-based restricted shares of common stock that vest in full upon the designated event based upon the closing price of our common stock on the NYSE on December 29, 2017, the last trading day in our 2017 fiscal year, of $13.13.

(3)
Represents the value of unvested performance-based awards outperformance TSR awards, that vest upon the designated event based upon the closing price of our common stock on the NYSE on December 29, 2017, the last trading day in our 2017 fiscal year, of $13.13, with the number of shares vesting calculated as described in footnotes (4) and (5) below.

(4)
Upon the executive’s termination of employment by reason of his death or disability, or by the Company without “cause” or by the executive for “good reason,” the performance awards and outperformance TSR awards will remain outstanding and eligible to vest pro rata following the conclusion of the performance period based on actual performance. For purposes of this table and based on performance through December 31, 2017, the value reflected in the table assumes (i) achievement of the relevant performance goals at the threshold level of performance, in the case of performance awards, and (ii) total share return calculated as of December 31, 2017, in the case of outperformance TSR awards, and in each case the payouts were prorated based upon the executive’s completion of two-thirds of the performance period (through December 31, 2017), with respect to the performance awards granted in 2016, and one-third of the performance period (through December 31, 2017), with respect to the outperformance TSR awards granted in 2017.

(5)
In the event of a change in control (as defined in the Amended and Restated 2005 Long-Term Incentive Plan), the performance period for the performance awards granted in 2016 and the outperformance TSR awards granted in 2017 will end on the effective date of the change in control, and the Compensation Committee will determine the number of performance awards earned based on actual performance as of such date. One hundred percent (100%) of such earned shares will become fully-vested on the effective date of the change in control. For purposes of this table and based on performance through December 29, 2017, the value reflected in the table assumes (i) achievement of the relevant performance goals as of the change in control date at the threshold level of performance, in the case of performance awards, and (ii) total share return calculated as of December 31, 2017, in the case of outperformance TSR awards,.

(6)
On December 29, 2017, we notified Mr. Rasor that his employment agreement would not be renewed and would be allowed to expire by its terms on December 31, 2017. As of January 1, 2018, Mr. Rasor was no longer entitled to receive any of the severance benefits described in this table.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jerry Barag, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2017, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $236,351, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,464,708. Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 6.2 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustment and estimates that we used were as follows:

•	We selected December 29, 2017 as the date upon which we would identify the “median employee.” As of December 29, 2017, we had 19 employees working at the Company and its consolidated subsidiaries.

•	To determine our “median employee” from our employee population, we used “annual total compensation,” calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•
We determined that the “median employee” was a full-time, salaried employee located in the United States, with total compensation for the 12-month period ending December 31, 2017 in the amount of $236,351.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $236,351.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2017 Summary Compensation Table included in this Proxy Statement.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Each year we provide our stockholders with the opportunity to vote to approve, on an advisory, non‑binding basis, the compensation of the NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic corporate goals, individual goals, and the realization of increased stockholder value.

We are asking our stockholders to indicate their support for the compensation of the NEOs as described in this proxy statement. This proposal, commonly known as a “say‑on‑pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the NEOs. This vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the approval, on an advisory basis, of the compensation of the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and the other related tables and narrative discussion.

Although the say‑on‑pay vote is advisory, and therefore not binding on us, our board of directors and the Compensation Committee value the opinions of our stockholders. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Vote Required

Under our bylaws, approval of the proposal to approve, on an advisory basis, the compensation of our NEOs requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non‑votes will not be counted as votes cast for this proposal and therefore will have no effect on the outcome of the proposal.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation, as disclosed in this proxy statement in accordance with the rules of the SEC.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE

The primary responsibilities of the Audit Committee, as set forth in its charter, are:

•	to assist the board of directors in overseeing:

◦	the integrity of the Company’s financial statements;

◦	the Company’s compliance with legal and regulatory requirements, including overseeing the Company’s legal compliance and ethics programs;

◦	the independent auditors’ qualifications and independence; and

◦	the performance of the Company’s internal audit function and independent auditors; and

•	to prepare a report of the Audit Committee which is to be included in the Company’s annual proxy statement filed with the SEC.
Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. The independent auditors are responsible for auditing those financial statements and our internal control over financial reporting and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
The Audit Committee met with management and Deloitte & Touche LLP, our independent auditors (“Deloitte”), to review and discuss the Company’s 2017 audited financial statements and the Company’s internal control over financial reporting. The Audit Committee discussed with management and Deloitte the critical accounting policies applied by the Company in the preparation of its financial statements, the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also met with Deloitte and the Company’s internal auditor, in each case with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Company’s internal control, and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the Company’s internal audit plan and the performance, responsibilities and budget of our internal auditor. The Audit Committee met with members of management to discuss the Company’s legal compliance and ethics programs. The Audit Committee also oversaw compliance with and procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other federal securities law matters, including the confidential and anonymous submissions of these complaints.

Deloitte has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte that firm’s independence. The Audit Committee also considered whether Deloitte’s provision of non-audit services to the Company was compatible with the independence of the independent auditors. The Audit Committee has established a policy, discussed below, requiring the pre-approval of all audit and non-audit services provided to us by Deloitte. The Audit Committee reviewed and pre-approved all fees paid to Deloitte as described below.

Based on the review and the discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee is responsible for appointing the independent auditors, understanding the terms of the audit engagement, negotiating the fees for the audit engagement and approving the terms of the audit engagement. Deloitte has served as the Company’s independent auditors since our incorporation in 2005. In connection with Deloitte’s engagement for 2017, the Audit Committee discussed with Deloitte the terms of the audit engagement, the overall scope and plan for the audit, and the other matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) auditing standards. The Audit Committee had the opportunity to ask Deloitte questions relating to such matters.

In 2018, as in prior years, the Audit Committee, along with management and our internal auditor, reviewed Deloitte’s 2017 performance as part of its consideration of whether to appoint Deloitte as the Company’s independent auditors for 2018 and to recommend to the board that stockholders ratify this appointment. As part of this review, the Audit Committee considered the continued independence, objectivity and professional skepticism of Deloitte. The Audit Committee also considered, among other things, the length of time that Deloitte has served as the Company’s independent auditors, the nature and scope of our business, Deloitte’s industry expertise, external data and management’s perception relating to the depth and breadth of Deloitte’s auditing qualification and experience, the quantity and quality of Deloitte’s staff, the appropriateness of Deloitte’s fees, the communication and interaction with the Deloitte team over the course of the prior year, PCAOB reports on Deloitte, and the potential impact of changing our independent auditors.

The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit our financial statements and internal control, as well as the efficiencies to us resulting from Deloitte’s long-standing and deep understanding of our business. The Audit Committee also considered the policies that Deloitte follows with respect to rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation required under applicable rules. Additionally, the Audit Committee considered Deloitte’s focus on independence, their quality control policies, the quality and efficiency of the work performed, and the quality of discussions and feedback sessions. Based on the results of its review, the Audit Committee concluded that Deloitte is independent and qualified and that it is in the best interests of the Company and its stockholders to appoint Deloitte to serve as the Company’s independent auditors for 2018. Consequently, the Audit Committee has appointed Deloitte as the Company’s independent auditors for 2018 and the board is recommending that the Company’s stockholders ratify this appointment.

The Audit Committee of the Board of Directors:

Henry G. Zigtema, Chairman Donald S. Moss Willis J. Potts, Jr. Douglas D. Rubenstein

PRINCIPAL AUDITOR FEES

The Audit Committee reviewed the audit and non-audit services performed by Deloitte in 2017, as well as the fees charged by Deloitte and its affiliate Deloitte Tax LLP for such services. The aggregate fees billed to us by Deloitte and Deloitte Tax LLP for professional accounting services, including the audit of our annual financial statements, for the years ended December 31, 2017 and 2016 are set forth in the table below.

	2017	2016
Audit fees	$467,600	$467,600
Audit-related fees	61,725	—
Tax fees	62,294	115,844
All other fees	—	—
Total	$591,619	$583,444

For purposes of the preceding table, Deloitte’s and Deloitte Tax LLP’s professional fees are classified as follows:

•
Audit fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit‑related fees - These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax fees - These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees - These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

PREAPPROVAL POLICIES

The Audit Committee’s charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors as well as all permitted non-audit services, including the fees and terms thereof, in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee are submitted to management and must include a detailed description of the services to be rendered. Management determines whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee is informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee are submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte and Deloitte Tax LLP for the year ended December 31, 2017 were preapproved in accordance with the policies and procedures described above.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee of our board of directors has appointed Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2018 and to attest to the effectiveness of our internal control over financial reporting for 2018. We are asking our stockholders to ratify the selection of Deloitte as our independent auditors for the fiscal year ending December 31, 2018. During the fiscal year ended December 31, 2017, Deloitte served as our independent auditor and Deloitte Tax LLP provided certain domestic tax and other services. Deloitte has served as our independent auditor since our formation in 2005.

Deloitte representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder.

Although ratification of the selection of Deloitte is not required by our charter or bylaws or otherwise, our board of directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of Deloitte is ratified, the Audit Committee in its discretion may select a different firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

Under our bylaws, approval of the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be counted as votes cast and therefore will have no effect on the outcome of the vote. Broker non‑votes will not arise in connection with, and will have no effect on the outcome of, the ratification of the appointment of Deloitte as our independent auditors because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2018.

STOCK OWNERSHIP

The following table sets forth information as of April 9, 2018, regarding the number and percentage of shares of common stock beneficially owned by: (1) any person known to us to be the beneficial owner of more than 5% of our outstanding shares; (2) each director and director nominee; (3) each named executive officer; and (4) all directors and executive officers as a group.

Names of Beneficial Owners(1)	Common Stock
	Shares	%
5% Stockholders:
BlackRock, Inc. (2)	3,250,203	7.5%
DePrince, Race and Zollo, Inc.(3)	3,226,141	7.5%
Pictet Asset Management SA (4)	2,253,948	5.2%
Directors and Named Executive Officers:
Jerry Barag	127,964	*
John F. Rasor	117,290	*
Brian M. Davis	72,063	*
Paul S. Fisher	20,234	*
Mary E. McBride	1,239
Donald S. Moss(5)	34,138	*
Willis J. Potts, Jr.(5)	25,228	*
Douglas D. Rubenstein	20,234	*
Henry G. Zigtema	18,558	*
All directors and executive officers as a group (9 persons)(6)	436,948	1.2%
* Less than 1%

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d‑3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The amount shown and the following information are derived from the Schedule 13G/A (Amendment No. 2) filed with the SEC on January 29, 2018 by BlackRock, Inc. reporting beneficial ownership as of December 31, 2017. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
The amount shown and the following information are derived from the Schedule 13G filed with the SEC on February 13, 2018 by DePrince, Race & Zollo, Inc. reporting beneficial ownership as of December 31, 2017. The address for DePrince, Race and Zollo, Inc. is 250 Park Avenue Southsuite 250, Winter Park, FL 32789.

(4)
The amount shown and the following information are derived from the Schedule 13G filed with the SEC on February 14, 2018 by Pictet Asset Management SA reporting beneficial ownership as of December 31, 2017.

(5)	Includes 419 shares issuable (for each of Messrs. Moss and Potts) upon the exercise of granted options.

(6)	The address for our directors and officers is 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328.

Under SEC rules, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2017.

VOTING, MEETING AND GENERAL INFORMATION

Below is information about voting and the annual meeting. To make this information easier to understand, we have presented this information in a question-and-answer format.

Q:	Why did you provide this proxy statement to me?
A:
We are providing this proxy statement to you because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under SEC rules to assist you in voting.

Q:	What matters may I vote on at the annual meeting?
A:	At the annual meeting, you may vote on the following proposals:

•	to elect the seven nominees named in this proxy statement to serve on our board of directors;

•	to approve, on an advisory basis, the compensation of our named executive officers;

•	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent auditors for the fiscal year ending December 31, 2018; and

•	any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

Q:	What is a proxy?
A:
A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or submit your proxy by phone or online, you are giving your permission to vote your shares of Class A common stock (“common stock”) at the annual meeting. The individuals who will be authorized to vote your shares of common stock at the annual meeting are Jerry Barag, our Chief Executive Officer and President; and Brian M. Davis, our Senior Vice President, Chief Financial Officer, and Assistant Secretary.

Q:	How will the proxies vote my shares?
A:
The proxies will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote in accordance with the recommendations of our board of directors as follows:

•	FOR the election of the seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2018.

With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Barag and Davis. They will not vote your shares of common stock if you do not submit your proxy by phone or online or by returning a signed and dated proxy card to us. This is why it is important for you to vote by proxy as soon as possible, whether or not you plan on attending the annual meeting in person.

Q:	Who is entitled to vote?
A:	Anyone who owned shares of our common stock at the close of business on April 9, 2018, the record date, is entitled to vote at the annual meeting.

Q:	When is the annual meeting and where will it be held?
A:	The annual meeting will be held on Tuesday, June 26, 2018, at 10:00 a.m., local time, at the Westin Atlanta Perimeter North, 7 Concourse Parkway N.E., Atlanta, Georgia.

Q:	Who can attend the annual meeting?
A:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date or you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You also should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How many shares of common stock can vote?
A:
As of the close of business on April 9, 2018, there were 49,102,403 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What is a “quorum”?
A:
A “quorum” must be present in order for the annual meeting to be a duly held meeting at which business can be conducted. A quorum consists of the presence in person or by proxy of stockholders holding a majority of all the votes entitled to be cast at the annual meeting. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non‑votes”), those shares will be treated as not entitled to vote on that matter. Abstentions and broker non-votes will be counted to determine whether a quorum is present. If you submit a properly executed proxy card, then you will be considered part of the quorum.

Q:	How do I vote?
A:
You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the annual meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). If you have internet access, we encourage you to vote by proxy online because it is convenient and it saves us significant postage and processing costs, which benefits you as a stockholder. In addition, when you vote by proxy online or by phone prior to the annual meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and therefore not be counted. For further instructions on voting by proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person and any previous proxy votes that you submitted, whether online, by phone or by mail, will be superseded by the vote you cast at the annual meeting.

Q:	What if I vote by proxy and then change my mind?
A:	You have the right to revoke your proxy at any time before the annual meeting by:

1.	notifying our Secretary;

2.	attending the annual meeting and voting in person;

3.	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

4.	recasting your proxy vote online or by phone.

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?
A:
Yes. In particular, your vote could affect the composition of our board of directors. More generally, your presence by proxy or in person is needed to ensure that we have a quorum and can act on each of the proposals presented. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How does the board of directors recommend I vote on the proposals?
A:	The board of directors recommends a vote:

•	FOR the election of the seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2018.

Q:	What are the voting requirements to elect the board of directors?
A:
The affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast for this proposal and therefore will not have any effect on the election of the directors. Please see “Proposal No. 1: Election of Directors.”

Q:	What are the voting requirements to approve, on an advisory basis, the compensation of our named executive officers?
A:
The affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non‑votes do not count as votes cast for this proposal and therefore will not have any effect on the outcome of this proposal. The vote is advisory, and therefore not binding on us, our board of directors or the Compensation Committee of our board of directors. The Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate. Please see “Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation.”

Q:	What are the voting requirements to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2018?
A:
The proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Abstentions will not be counted as votes cast and will have no effect on the outcome of this proposal. Broker non‑votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote on this proposal in their discretion on behalf of clients who have not furnished voting instructions. Even if the selection of Deloitte is ratified, the Audit Committee of our board of directors in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in our best interests. Please see “Proposal No. 3: Ratification of Appointment of Independent Auditors.”

Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card or proxy submitted by phone or online gives authority to Messrs. Barag and Davis, and each of them, to vote on such matters in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Where can I find the voting results of the annual meeting?
A:
The preliminary voting results will be announced at the annual meeting. In addition, within four business days following the annual meeting, we intend to file the final voting results with the SEC on Form 8‑K. If the final voting results have not been certified within that four business day period, we will report the preliminary voting results on Form 8‑K at that time and will file an amendment to the Form 8‑K to report the final voting results within four business days of the date that the final results are certified.

Q:	When are stockholder proposals for the 2019 annual meeting of stockholders due?
A:
Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2019 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in Rule 14a‑8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2019 annual meeting, director nominations and other stockholder proposals must be received by our Secretary at our executive offices no earlier than November 26, 2018 and no later than 5:00 pm, ET, on December 26, 2018. To be eligible for inclusion in our proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received by our Secretary at our executive offices by December 26, 2018. However, if we hold the 2019 annual meeting before May 27, 2019 or after July 26, 2019, stockholders must submit proposals for inclusion in our 2019 proxy statement within a reasonable time before we begin to print our proxy materials.

Q:	Who pays the cost of this proxy solicitation?
A:
We will pay all the costs of soliciting these proxies. We have retained Georgeson Inc., a Delaware corporation operating under the name Computershare Fund Services (“Computershare”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay Computershare fees of approximately $12,000 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of certain proxy materials, dissemination of brokers’ search cards, distribution of notices of Internet availability of proxy materials, distribution of proxy materials, operating online and phone voting systems, and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and directors may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?
A:
No. In addition to mailing a Notice Regarding Availability of Proxy Materials on or about April 25, 2018 and mailing or providing access to these proxy solicitation materials, our directors and employees, as well as Computershare and any other third‑party proxy service companies we retain, also may solicit proxies in person, over the Internet, by phone or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?
A:
In accordance with SEC rules, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs, which benefits you as a stockholder. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: CatchMark Timber Trust, Inc., c/o Computershare Inc., Computershare Fund Services, 2950 Expressway Drive South - Suite 210, Islandia, NY  11749, or call us at 1‑866‑956‑7277. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?
A:
You may withdraw your householding consent at any time by contacting Computershare at the address and phone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
A:
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting Computershare at 1-855-862-0044.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?
A:
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card or when you submit your proxy by phone or online, which will enable us to determine the number of stockholders attending the meeting and to provide a suitable meeting room for the attendees.

Q:	Where can I find more information?
A:
You may access, read and print copies of the proxy materials for the annual meeting, including this proxy statement, form of proxy card and annual report to stockholders, at the following website: www.catchmark.com/proxy.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on its website at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1‑800‑SEC‑0330 for further information regarding the public reference facilities.

Thank you for being a stockholder and for the trust you have in CatchMark

CATCHMARK TIMBER TRUST, INC.
PROXY FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

Please remember that you can Vote your Proxy by INTERNET or TELEPHONE.

It Saves Money! Voting by Internet or telephone saves postage costs, which can help minimize CatchMark Timber Trust, Inc.'s expenses.

It Saves Time! Vote instantly by Internet or telephone –24 hours a day.

It's Easy! Just follow these simple steps:

1. Read your proxy statement and have it in hand.

2. Call toll-free 1-800-337-3503 or go to the website: www.catchmark.com/proxy

3. Follow the recorded or on-screen instructions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by Internet or telephone.

Please detach at perforation before mailing.

PROXY	CATCHMARK TIMBER TRUST, INC.	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS — JUNE 26, 2018
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder hereby appoints Jerry Barag, and Brian Davis, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of CATCHMARK TIMBER TRUST, INC. (the “Company”), to be held on June 26, 2018, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting, the proxy statement, and the 2017 annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each director nominee in Proposal No. 1 and “FOR” Proposal Nos. 2, and 3. The proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the June 26, 2018 Annual Meeting date.

All proxy votes must be received by 10:00 a.m. (ET), June 26, 2018, in order to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, all proxy votes must be received by 10 a.m. (ET) on the day the Annual Meeting is reconvened.

VOTE BY INTERNET: www.catchmark.com/proxy
VOTE BY TELEPHONE: 1-800-337-3503

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD. IF YOU PREFER, YOU MAY INSTEAD VOTE YOUR PROXY BY INTERNET OR TELEPHONE
29802_032318

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders
to Be Held on June 26, 2018

The Proxy Statement for this meeting, a sample Proxy Card and the 2017 Annual Report are available at:
www.catchmark.com/proxy

Please detach at perforation before mailing.
TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE:

X

A
Proposals    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2, AND 3. Unless you direct otherwise, this authorized proxy will be voted as our board of directors recommends.

1.	Election of directors to hold office for one-year terms expiring in 2019:
		FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
	01. Jerry Barag	☐ ☐ ☐	04. Donald S. Moss	☐ ☐ ☐	07. Henry G. Zigtema	☐ ☐ ☐
	02. Paul S. Fisher	☐ ☐ ☐	05. Willis J. Potts	☐ ☐ ☐
	03. Mary E. McBride	☐ ☐ ☐	06. Douglas D. Rubenstein	☐ ☐ ☐

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

			YES	NO
B	Non-Voting Item:	I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS AT 10:00 A.M. (ET), ON JUNE 26, 2018 IN ATLANTA, GEORGIA	☐	☐

C
Authorized Signatures ─ This section must be completed for your vote to be counted.─ Date and Sign Below
Note: Please date this proxy card and sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, officer of corporation, or other entity or in another representative capacity, please give the full title under the signature.

Date (mm/dd/yyyy) ─ Please print date below    Signature 1 ─ Please keep signature within the box    Signature 2 ─ Please keep signature within the box

/ /

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